Exhibit 10.1

OPERATING AGREEMENT

LIBERTY #1 WELL

DATED:

March 25, 2010

OPERATOR:	HEWITT OPERATING, INC.

CONTRACT AREA:	Well to be drilled in T12S, R1E, Juab County, Utah

TABLE OF CONTENTS

I.	DEFINITIONS			3

II.	EXHIBITS			4

III.	INTERESTS OF PARTIES			4
	A.	OIL AND GAS INTERESTS:		4
	B.	INTERESTS OF PARTIES IN COSTS AND PRODUCTION:		4
	C.	EXCESS ROYALTIES, OVERRIDING ROYALTIES AND OTHER PAYMENTS:		5
	D.	SUBSEQUENTLY CREATED INTERESTS:		5

IV.	TITLES			5
	A.	TITLE EXAMINATION:		5
	B.	LOSS OF TITLE		6
		1.	Failure of Title	6
		2.	Loss by Non-Payment or Erroneous Payment of Amount Due	6
		3.	Other Losses	6

V.	OPERATOR			6
	A.	LIMITATION ON DEPTHS; DESIGNATION AND RESPONSIBILITIES OF OPERATOR:		6
	B.	RESIGNATION OR REMOVAL OF OPERATOR AND SELECTION OF SUCCESSOR:		6
		1.	Resignation or Removal of Operator	6
		2.	Selection of Successor Operator	6
	C.	EMPLOYEES		7
	D.	DRILLING CONTRACTS		7

VI.	DRILLING AND DEVELOPMENT			7
	A.	INITIAL WELL		7
	B.	SUBSEQUENT OPERATIONS		7
		1.	Proposed Operations	7
		2.	Operations by Less than All Parties	8
		3.	Stand-By Time	9
		4.	Sidetracking	9
	C.	TAKING PRODUCTION IN KIND		10
	D.	ACCESS TO CONTRACT AREA AND INFORMATION		10
	E.	ABANDONMENT OF WELLS		10
		1.	Abandonment of Dry Holes	10
		2.	Abandonment of Wells That Have Produced	11
		3.	Abandonment of Non-Consent Operations	11

VII.	EXPENDITURES AND LIABILITY OF PARTIES			11
	A.	LIABILITY OF PARTIES		11
	B.	LIENS AND PAYMENT DEFAULTS		11
	C.	PAYMENTS AND ACCOUNTING		12
	D.	LIMITATIONS OF EXPENDITURES		12
		1.	Drill or Deepen	12
		2.	Rework or Plug Back	12
		3.	Other Operations	12
	E.	RENTALS, SHUT-IN WELL PAYMENTS AND MINIMUM ROYALTIES		12
	F.	TAXES		13
	G.	INSURANCE		13

VIII.	ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST			14
	A.	SURRENDER OF LEASES		14
	B.	NEW LEASES AND RENEWAL OR EXTENSION OF LEASES		14
	C.	ACREAGE OR CASH CONTRIBUTIONS		14
	D.	MAINTENANCE OF UNIFORM INTEREST		14
	E.	WAIVER OF RIGHTS TO PARTITION		14
	F.	PREFERENTIAL RIGHT TO PURCHASE		15

IX.	INTERNAL REVENUE CODE ELECTION			15

X.	CLAIMS AND LAWSUITS			15

XI.	FORCE MAJEURE			15

XII.	NOTICES			16

XIII.	TERM OF AGREEMENT			16

XIV.	COMPLIANCE WITH LAWS AND REGULATIONS			17
	A.	LAWS, REGULATIONS AND ORDERS		17
	B.	GOVERNING LAW		17
	C.	REGULATORY AGENCIES		17

XV.	OTHER PROVISIONS			17
XVI.	MISCELLANEOUS			19

JOA ’82 Revised	Kanes Forms™
P.O. Box 53010
Midland, TX 79710
1-800-526-3790

OPERATING AGREEMENT

THIS AGREEMENT, entered into by Hewitt Operating, Inc., a Utah corporation (“Hewitt”), designated and referred to as “Operator,” and the signatory party or parties to this Agreement, other than Operator, sometimes referred to individually as “Non-Operator,” and collectively as “Non-Operators.”

The parties to this Agreement are owners of oil and gas leases and/or oil and gas interests in the land identified in Exhibit “A,” and have reached an agreement to explore and develop these leases and/or oil and gas interests for the production of oil and gas to the extent and as provided for in this Agreement.

ARTICLE I.
DEFINITIONS

As used in this Agreement, the following words and terms shall have the following meanings:

A.           The term “Contract Area” shall mean all of the oil and gas leasehold interests and oil and gas interests intended to be drilled, developed and operated for oil and gas purposes under this Agreement.

B.           The terms “Drilling Party” and “Consenting Party” shall mean a party who agrees to join in and pay its share of the cost of any operation conducted under the provisions of this Agreement.

C.           The term “Drilling Unit” shall mean the area fixed for the drilling of one well by order or rule of any state or federal body having authority.  If a Drilling Unit is not fixed by any rule or order, a Drilling Unit shall be the Drilling Unit as established by the pattern of drilling in the Contract Area or as fixed by express agreement of the Drilling Parties.

D.           The term “Drillsite” shall mean the Oil and Gas Lease or interest on which the proposed well is to be located.

E.           The terms “Non-Drilling Party” and “Non-Consenting Party” shall mean a party who elects not to participate in a proposed operation.

F.           The term “Oil and Gas” shall mean oil, gas, casinghead gas, gas condensate, and all other liquid or gaseous hydrocarbons and other marketable substances produced with them, unless an intent to limit the inclusiveness of this term is specifically stated.

G.           The term “Oil and Gas Interests” shall mean the working interests in the Liberty #1 Well to be drilled within the Contract Area which are owned by parties to this Agreement.

H.           The terms “Oil and Gas Lease,” “Lease,” and “Leasehold” shall mean the oil and gas leases covering tracts of land lying under the proposed well within the Contract Area which are owned by any of the parties to this Agreement.

I.            The term “the well” shall mean the Liberty #1 Well to be drilled by the parties to this Agreement.

Unless the context otherwise clearly indicates, words used in the singular include the plural, the plural includes the singular, and the neuter gender includes the masculine and the feminine.

ARTICLE II.
EXHIBITS

The following Exhibits, as indicated below are attached to this Agreement, and are incorporated in and made a part of it:

☒           A.           Exhibit “A,” shall include the following information:

(1)	Identification of lands subject to this Agreement;

(2)	Restrictions, if any, as to depths, formations, or substances;

(3)	Percentages or fractional interests of parties to this Agreement;

(4)	Oil and Gas Leases and/or Oil and Gas Interests subject to this Agreement; and,

(5)	Addresses of parties for notice purposes.

☒	B.	Exhibit “B,” Form of Financing Statement.

☒	C.	Exhibit “C,” Accounting Procedure.

☒	D.	Exhibit “D,” Insurance.

☐	E.	Exhibit “E,” Gas Balancing Agreement.

☐	F.	Exhibit “F,” Non-Discrimination and Certification of Non-Segregated Facilities.

☐	G.	Exhibit “G,” Tax Partnership.

If any provision of any Exhibit, except Exhibits “E” and “G,” is inconsistent with any provision contained in the body of this Agreement, the provisions in the body of this Agreement shall prevail.

ARTICLE III.
INTERESTS OF PARTIES

A.           Oil and Gas Interests:

The parties to this agreement have jointly acquired Oil and Gas Interests in the Liberty #1 Well in the Contract Area, that interest shall be treated for all purposes as part of this Agreement.

B.           Interests of Parties in Costs and Production:

Unless changed by other provisions, all costs and liabilities incurred in operations under this Agreement shall be borne and paid, and all equipment and materials acquired in operations of the well shall be owned by the parties as their interests are set our in Exhibit “A.”  In the same manner, the parties shall also own all production of oil and gas from the Liberty #1 Well subject to the payment of royalties to the extent of a 25.0% aggregate (gross) royalty and overriding royalty burden net revenue interest (i.e., a 75.0% net revenue interest or NRI) which shall be borne as provided below.

Regardless of which party has contributed the Lease(s) and/or Oil and Gas Interest(s) on which royalty is due and payable, each party entitled to receive a share of production of Oil and Gas from the well shall bear and shall pay or deliver, or cause to be paid or delivered, to the extent of its interest in production, the royalty amount stipulated above and shall hold the other parties free from any liability for it.

C.           Excess Royalties, Overriding Royalties and Other Payments: N/A

D.           Subsequently Created Interests:

If any party should later create an overriding royalty, production payment or other burden payable out of production attributable to its working interest, or if such a burden existed prior to this Agreement and is not set forth in Exhibit “A,” or was not disclosed in writing to all other parties prior to the execution of this Agreement by all parties, or is not a jointly acknowledged and accepted obligation of all parties (any such interest being referred to as “subsequently created interest” irrespective of the timing of its creation, and the party out of whose working interest the subsequently created interest is derived being referred to as “burdened party”), and:

1.
If the burdened party is required under this Agreement to assign or relinquish to any other party, or parties, all or a portion of its working interest and/or the production attributable to it, the other party, or parties, shall receive the assignment and/or production free and clear of the subsequently created interest and the burdened party shall indemnify and save the other party, or parties, harmless from any and all claims and demands for payment asserted by owners of the subsequently created interest; and,

2.
If the burdened party fails to pay, when due, its share of expenses chargeable under this Agreement, all provisions of Article VII.B. shall be enforceable against the subsequently created interest in the same manner as they are enforceable against the working interest of the burdened party.

ARTICLE IV.
TITLES

A.           Title Examination:

Title examination shall be made on the Drillsite of the well prior to commencement of drilling operations.  The opinion will include the ownership of the working interest, minerals, royalty, overriding royalty and production payments under the applicable leases.  All information not in the possession of or made available to Operator by the parties, but necessary for the examination of the title, shall be obtained by Operator.  Operator shall cause title to be examined by attorneys on its staff or by outside attorneys.  Copies of all title opinions shall be furnished to each party.  The cost incurred by Operator in this title program shall be borne as follows:

☐           Option No. 1: Costs incurred by Operator in procuring abstracts and title examination (including preliminary, supplemental, shut-in gas royalty opinions and division order title opinions) shall be a part of the administrative overhead as provided in Exhibit “C,” and shall not be a direct charge, whether performed by Operator’s staff attorneys or by outside attorneys.

☒           Option No. 2: Costs incurred by Operator in procuring abstracts and fees paid outside attorneys for title examination (including preliminary, supplemental, shut-in gas royalty opinions and division order title opinions) shall be borne by the Drilling Parties in the proportion that the interest of each Drilling Party bears to the total interest of all Drilling Parties as those interests appear in Exhibit “A.”  Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

Operator shall be responsible for securing curative matter and pooling amendments or agreements required and for the preparation and recording of pooling designations or declarations as well as the conduct of hearings before governmental agencies for the securing of spacing or pooling orders.  This shall not prevent any party from appearing on its own behalf at any hearing.

B.           Loss of Title:

1.           Failure of Title:  The Operator shall use its best efforts to cure and defend the existing Oil & Gas Interests within the Contract Area with charge to the joint account.

(a)           Should any person not a party to this Agreement, who is determined to be the owner of any interest in the title which has failed, pay in any manner any part of the cost of operation, development, or equipment, that amount shall be paid to the party or parties who bore the costs which are refunded; and

(b)           Any liability to account to a third party for prior production of Oil and Gas which arises by reason of title failure shall be borne by the party or parties whose title failed in the same proportions in which they shared in the prior production.

2.           Loss by Non-Payment or Erroneous Payment of Amount Due:  N/A

3.           Other Losses:  All losses incurred, other than those set forth in Articles IV.B.1. and IV.B.2. above, shall be joint losses and shall be borne by all parties in proportion to their interests.

ARTICLE V.
OPERATOR

A.           Designation and Responsibilities of Operator:

           Hewitt Operating, Inc. shall be the Operator of the well and Contract Area, and shall conduct and direct and have full control of all operations on the well and Contract Area as permitted and required by, and within the limits of this Agreement.  It shall conduct all operations in a good and workmanlike manner, but it shall have no liability as Operator to the other parties for losses sustained or liabilities incurred, except as may result from gross negligence or willful misconduct.

B.           Resignation or Removal of Operator and Selection of Successor:

1.           Resignation or Removal of Operator:  Operator may resign at any time by giving written notice to Non-Operators.  If Operator terminates its legal existence, no longer owns an interest in the well or Contract Area, or is no longer capable of serving as Operator, Operator shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor.  Operator may be removed if it fails or refuses to carry out its duties under this Agreement, or becomes insolvent, bankrupt, or is placed in receivership, by the affirmative vote of two (2) or more Non-Operators owning a majority interest based on ownership as shown on Exhibit “A” remaining after excluding the voting interest of Operator.  The resignation or removal shall not become effective until 7:00 a.m. on the first day of the calendar month following the expiration of ninety (90) days after the giving of notice of resignation by Operator or action by the Non-Operators to remove Operator, unless a successor Operator has been selected and assumes the duties of Operator at an earlier date.  Operator, after the effective date of resignation or removal, shall be bound by the terms of this Agreement as a Non-Operator.  A change of a corporate name or structure of Operator or transfer of Operator’s interest to any single subsidiary, parent, or successor corporation shall not be the basis for removal of Operator.

2.           Selection of Successor Operator:  On the resignation or removal of Operator, a successor Operator shall be selected by the parties.  The successor Operator shall be selected from the parties owning an interest in the Contract Area at the time the successor Operator is selected.  The successor Operator shall be selected by the affirmative vote of two (2) or more parties owning a majority interest based on the ownership as shown on Exhibit “A”; provided, however, if an Operator which has been removed fails to vote or votes only to succeed itself, the successor Operator shall be selected by the affirmative vote of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit “A” remaining after excluding the voting interest of the Operator that was removed.

C.           Employees:

The number of employees used by Operator in conducting operations, their selection, and the hours of labor and the compensation for services performed shall be determined by Operator, and all employees shall be the employees of Operator.

D.           Drilling Contracts:

The well to be drilled on the Contract Area shall be drilled on a competitive contract basis at the usual rates prevailing in the area.  If it so desires, Operator may employ its own tools and equipment in the drilling of wells, but its charges shall not exceed the prevailing rates in the area and the rate of charges shall be agreed on by the parties in writing before drilling operations are commenced, and the work shall be performed by Operator under the same terms and conditions as are customary and usual in the area in contracts of independent contractors who are doing work of a similar nature.

ARTICLE VI.
DRILLING AND DEVELOPMENT

A.           Initial Well:

On or before April 30, 2010, Operator shall commence the drilling of a well for oil and gas at the following location:

HPI Liberty #1 well, NE, NW, Section 34, T12S, R1E,
Juab County, Utah (the “Liberty #1 Well),

and shall continue the drilling of the well with due diligence to an approximate depth of 4,500’,

unless granite, or other practically impenetrable substance or condition in the hole, which renders further drilling impractical, is encountered at a lesser depth, or unless all parties agree to complete or abandon the well at a lesser depth.

Operator shall make reasonable tests of all formations encountered during drilling which give indication of containing Oil and Gas in quantities sufficient to test, unless this Agreement shall be limited in its application to a specific formation or formations in which event Operator shall be required to test only the formation or formations to which this Agreement may apply.

If, in Operator’s judgment, the well will not produce Oil or Gas in paying quantities, and it wishes to plug and abandon the well as a dry hole, the provisions of Article VI.E.1. shall then apply.

B.           Subsequent Operations:

1.           Proposed Operations:   Should Operator propose to rework, deepen or plug back the well if not then producing in paying quantities, the Operator shall give the other parties written notice of the proposed operation, specifying the work to be performed, the location, proposed depth, objective formation and the estimated cost of the operation.  The parties receiving such a notice shall have thirty (30) days after receipt of the notice within which to notify the party wishing to do the work whether they elect to participate in the cost of the proposed operation.  If a drilling rig is on location, notice of a proposal to rework, plug back or drill deeper may be given by telephone and the response period shall be limited to forty-eight (48) hours, exclusive of Saturday, Sunday, and legal holidays.  Failure of a party receiving notice to reply within the specified period shall constitute an election by that party not to participate in the cost of the proposed operation.  Any notice or response given by telephone shall be promptly confirmed in writing.

If all parties elect to participate in such a proposed operation, Operator shall, within ninety (90) days after expiration of the notice period of thirty (30) days (or as promptly as possible after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be), actually commence the proposed operation and complete it with due diligence at the risk and expense of all parties; provided, however, the commencement date may be extended on written notice of same by Operator to the other parties, for a period of up to thirty (30) additional days if, in the sole opinion of Operator, the additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of-way) or appropriate drilling equipment, or to complete title examination or curative matter required for title approval or acceptance.  Notwithstanding the force majeure provisions of Article XI, if the actual operation has not been commenced within the time provided (including any extension as specifically permitted) and if any party still desires to conduct the operation, written notice proposing it must be resubmitted to the other parties in accordance with the provisions above as if no prior proposal had been made.

This section shall also include any additional science acquisition, such as seismic surveys, as “proposed operations.”

2.           Operations by Less than All Parties:  If any party receiving a notice as provided in Article VI.B.1. or VII.D.1. (Option No. 2) elects not to participate in the proposed operation, then, in order to be entitled to the benefits of this Article, the party or parties giving the notice and the other parties electing to participate in the operation shall, within ninety (90) days after the expiration of the notice period of thirty (30) days (or as promptly as possible after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be) actually commence the proposed operation and complete it with due diligence.  Operator shall perform all work for the account of the Consenting Parties; provided, however, if no drilling rig or other equipment is on location, and if Operator is a Non-Consenting Party, the Consenting Parties shall either:  (a) request Operator to perform the work required by the proposed operation for the account of the Consenting Parties, or (b) designate one (1) of the Consenting Parties as Operator to perform the work.  Consenting Parties, when conducting operations on the well pursuant to this Article VI.B.2., shall comply with all terms and conditions of this Agreement.

If less than all parties approve any proposed operation, the proposing party, immediately after the expiration of the applicable notice period, shall advise the Consenting Parties of the total interest of the parties approving the operation and its recommendation as to whether the Consenting Parties should proceed with the operation as proposed.  Each Consenting Party, within forty-eight (48) hours (exclusive of Saturday, Sunday, and legal holidays) after receipt of the notice, shall advise the proposing party of its desire to (a) limit participation to the party’s interest as shown on Exhibit “A” or (b) carry its proportionate part of the Non-Consenting Parties’ interests, and failure to advise the proposing party shall be deemed an election under (a).  In the event a drilling rig is on location, the time permitted for such a response shall not exceed a total of forty-eight (48) hours (inclusive of Saturday, Sunday, and legal holidays).  The proposing party, at its election, may withdraw the proposal if there is insufficient participation and shall promptly notify all parties of that decision.

The entire cost and risk of conducting the operations shall be borne by the Consenting Parties in the proportions they have elected to bear same under the terms of the preceding paragraph.  Consenting Parties shall keep the leasehold estates involved in the operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the Consenting Parties.  If an operation results in a dry hole, the Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk, and expense.  If the well is reworked, deepened or plugged back under the provisions of this Article and results in a producer of Oil and/or Gas in paying quantities, the Consenting Parties shall complete and equip the well to produce at their sole cost and risk, and the well shall then be turned over to Operator and shall be operated by it at the expense and for the account of the Consenting Parties.  On commencement of operations for the drilling, reworking, deepening, or plugging back of the well by Consenting Parties in accordance with the provisions of this Article, each Non-Consenting Party shall be deemed to have relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all of the Non-Consenting Party’s interest in the well and share of production from the well (i.e., “pay-to-play”).

An election not to participate in the rework or deepening of the well shall be deemed an election not to participate in any reworking or plugging back operation proposed in a well, or portion of it, to which the initial Non-Consent election applied.

In the case of any reworking, plugging back, or deeper drilling operation, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing, and other equipment in the well, but the ownership of all that equipment shall remain unchanged; and on abandonment of the well after the reworking, plugging back or deeper drilling, the Consenting Parties shall account for all the equipment to the owners of it, with each party receiving its proportionate part in kind or in value, less cost of salvage.

In determining the quantity of Oil and Gas produced during any month, Consenting Parties shall use industry accepted methods such as, but not limited to, metering or periodic well tests.  Any amount realized from the sale or other disposition of equipment newly acquired in connection with any operation which would have been owned by a Non-Consenting Party had it participated in the operation shall be credited against the total unreturned costs of the work done and of the equipment purchased in determining when the interest of the Non-Consenting Party shall revert to it as provided above; and, if there is a credit balance, it shall be paid to the Non-Consenting Party.

The provisions of this Article shall apply to either: (a) as to Article VII.D.1. (Option No. 2), if selected, or (b) as to the reworking, deepening and plugging back of the initial well after it has been drilled to the depth specified in Article VI.A. if it shall later prove to be a dry hole or, if initially completed for production, ceases to produce in paying quantities.

3.           Stand-By Time:  When the well has been drilled or deepened and has reached its authorized depth and all tests have been completed, and the results furnished to the parties, stand-by costs incurred pending response to a party’s notice proposing a reworking, deepening, plugging back, or completing operation in the well shall be charged and borne as part of the drilling or deepening operation just completed.  Stand-by costs subsequent to all parties responding, or expiration of the response time permitted, whichever first occurs, and prior to agreement as to the participating interests of all Consenting Parties pursuant to the terms of the second grammatical paragraph of Article VI.B.2, shall be charged to and borne as part of the proposed operation, but if the proposal is subsequently withdrawn because of insufficient participation, the stand-by costs shall be allocated between the Consenting Parties in the proportion each Consenting Party’s interest as shown on Exhibit “A” bears to the total interest as shown on Exhibit “A” of all Consenting Parties.

4.           Sidetracking:  Except as later provided in this Agreement, the provisions of this Agreement applicable to a “deepening” operation shall also be applicable to any proposal to directionally control and intentionally deviate the well from vertical so as to change the bottom hole location (called “sidetracking”), unless done to straighten the hole or to drill around junk in the hole or because of other mechanical difficulties.  Any party having the right to participate in a proposed sidetracking operation that does not own an interest in the well at the time of the notice shall, on electing to participate, tender to the well owners its proportionate share (equal to its interest in the sidetracking operation) of the value of that portion of the well to be utilized as follows:

(a)   If the proposal is for sidetracking a dry hole, reimbursement shall be on the basis of the actual costs incurred in the initial drilling of the well down to the depth at which the sidetracking operation is initiated.

(b)   If the proposal is for sidetracking the well which has previously produced, reimbursement shall be on the basis of the well’s salvable materials and equipment down to the depth at which the sidetracking operation is initiated, determined in accordance with the provisions of Exhibit “C,” less the estimated cost of salvaging and the estimated cost of plugging and abandoning.

In the event that notice for a sidetracking operation is given while the drilling rig to be utilized is on location, the response period shall be limited to forty-eight (48) hours, exclusive of Saturday, Sunday, and legal holidays; provided, however, any party may request and receive up to eight (8) additional days after expiration of the forty-eight (48) hours in which to respond by paying for all stand-by time incurred during the extended response period.  If more than one party elects to take additional time to respond to the notice, stand-by costs shall be allocated between the parties taking additional time to respond on a day-to-day basis in the proportion each electing party’s interest, as shown on Exhibit “A,” bears to the total interest, as shown on Exhibit “A,” of all the electing parties.  In all other instances the response period to a proposal for sidetracking shall be limited to thirty (30) days.

C.           Taking Production in Kind:

Each party shall take in kind or separately dispose of its proportionate share of all Oil and Gas produced from the well, exclusive of production which may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and production unavoidably lost.  Any extra expenditure incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by that party.  Any party taking its share of production in kind shall be required to pay for only its proportionate share of the part of Operator’s surface facilities which it uses.

Each party shall execute division orders and contracts as may be necessary for the sale of its interest in production from the well, and, except as provided in Article VII.B., shall be entitled to receive payment directly from the purchaser for its share of all production.

In the event any party fails to make the arrangements necessary to take in kind of separately dispose of its proportionate share of the Oil produced from the well, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase that oil or sell it to others at any time and from time to time, for the account of the non-taking party at the best price obtainable in the area for the production.  Any purchase or sale by Operator shall be subject always to the right of the owner of the production to exercise at any time its right to take in kind, or separately dispose of, its share of all Oil not previously delivered to a purchaser.  Any purchase or sale by Operator of any other party’s share of Oil shall be only for reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

In the event one or more parties’ separate disposition of its share of the Gas causes split-stream deliveries to separate pipelines and/or deliveries which on a day-to-day basis for any reason are not exactly equal to a party’s respective proportionate share of total Gas sales to be allocated to it, the balancing or accounting between the respective accounts of the parties shall be in accordance with any gas balancing agreement between the parties, whether such an agreement is attached as Exhibit “E,” or is a separate agreement.

D.           Access to Contract Area and Information:

Each party shall have access to the well and Contract Area at all reasonable times, at its sole cost and risk to inspect or observe operations, and shall have access at reasonable times to information pertaining to the development or operations, including Operator’s related books and records.  Operator, on request, shall furnish each of the other parties with copies of all forms or reports filed with governmental agencies, daily drilling reports, well logs, tank tables, daily gauge, and run tickets, and reports of stock on hand at the first of each month, and shall make available samples of any cores or cuttings taken from the well drilled on the Contract Area.  The cost of gathering and furnishing information to Non-Operator, other than that specified above, shall be charged to the Non-Operator that requests the information.

E.           Abandonment of Well:

1.           Abandonment of Dry Hole:  If the well, which shall have been drilled or deepened under the terms of this Agreement, is proposed to be completed as a dry hole, it shall not be plugged and abandoned without the consent of all parties.  Should Operator, after diligent effort, be unable to contact any party, or should any party fail to reply within forty-eight (48) hours (exclusive of Saturday, Sunday, and legal holidays) after receipt of notice of the proposal to plug and abandon the well, the party shall be deemed to have consented to the proposed abandonment.  The well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk, and expense of the parties who participated in the cost of drilling or deepening the well.  Any party who objects to plugging and abandoning the well shall have the right to take over the well and conduct further operations in search of Oil and/or Gas subject to the provisions of Article VI.B.

2.           Abandonment of Well that has Produced:  If all parties consent to an abandonment, the well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk, and expense of all the parties.  If, within thirty (30) days after receipt of notice of the proposed abandonment of any well, all parties do not agree to the abandonment of the well, those wishing to continue its operation from the interval(s) of the formation(s) then open to production shall tender to each of the other parties its proportionate share of the value of the well’s salvable material and equipment, determined in accordance with the provisions of Exhibit “C,” less the estimated cost of salvaging and the estimated cost of plugging and abandoning.  Each abandoning party shall assign the non-abandoning parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and material, all of its interest in the well and related equipment, together with its interest in the leasehold estate as to, but only as to, the interval or intervals of the formation or formations then open to production.  The assignments or leases so limited shall encompass the well bore only.

Thereafter, abandoning parties shall have no further responsibility, liability, or interest in the operation of or production from the well in the interval or intervals then open other than the royalties retained in any lease made under the terms of this Article.  On request, Operator shall continue to operate the assigned well for the account of the non-abandoning parties at the rates and charges contemplated by this Agreement, plus any additional cost and charges which may arise as the result of the separate ownership of the assigned well.  On proposed abandonment of the producing interval(s) assigned or leased, the assignor or lessor shall then have the option to repurchase its prior interest in the well (using the same valuation formula) and participate in further operations subject to the provisions of this Agreement.

3.           Abandonment of Non-Consent Operations:  The provisions of Article VI.E.1. or VI.E.2. above shall be applicable as between Consenting Parties in the event of the proposed abandonment of the well excepted from those Articles; provided, however, the well shall be permanently plugged and abandoned unless and until all parties having the right to conduct further operations on the well have been notified of the proposed abandonment and afforded the opportunity to elect to take over the well in accordance with the provisions of this Article VI.E.

ARTICLE VII.
EXPENDITURES AND LIABILITY OF PARTIES

A.           Liability of Parties:

The liability of the parties shall be several, not joint or collective.  Each party shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs of developing and operating the well.  Accordingly, the liens granted among the parties in Article VII.B. are given to secure only the debts of each severally.  It is not the intention of the parties to create, nor shall this Agreement be construed as creating, a mining or other partnership or association, or to render the parties liable as partners or agents.

B.           Liens and Payment Defaults:

Each Non-Operator grants to Operator a lien on its Oil and Gas rights in the well, and a security interest in its share of oil and/or gas when extracted and its interest in all equipment, to secure payment of its share of expense, together with interest at the rate provided in Exhibit “C.”  To the extent that Operator has a security interest under the Uniform Commercial Code of the state, Operator shall be entitled to exercise the rights and remedies of a secured party under the Code.  The bringing of a suit and the obtaining of judgment by Operator for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment.  In addition, on default by any Non-Operator in the payment of its share of expense, Operator shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of the Non-Operator’s share of Oil and/or Gas until the amount owed by the Non-Operator, plus interest, has been paid.  Each purchaser shall be entitled to rely on Operator’s written statement concerning the amount of any default.  Operator grants a like lien and security interest to the Non-Operators to secure payment of Operator’s proportionate share of expense.

If any party fails or is unable to pay its share of expense within sixty (60) days after rendition of a statement of expense, by Operator, the non-defaulting parties, including Operator, shall, on request by Operator, pay the unpaid amount in the proportion that the interest of each party bears to the interest of all parties.  Each party paying its share of the unpaid amount shall, to obtain reimbursement, be subrogated to the security rights described in the foregoing paragraph.

C.           Payments and Accounting:

Except as otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the development and operation of the well pursuant to this Agreement and shall charge each of the parties with their respective proportionate shares on the expense basis provided in Exhibit “C.”  Operator shall keep an accurate record of the joint account, showing expenses incurred and charges and credits made and received.

Operator, at its election, shall have the right from time to time to demand and receive from the other parties payment in advance of their respective shares of the estimated amount of the expense to be incurred in operations under this Agreement during the next succeeding month, which right may be exercised only by submission to each party of an itemized statement of the estimated expense, together with an invoice for its share of those expenses.  Each statement and invoice for the payment in advance of estimated expense shall be submitted on or before the 20th day of the next preceding month.  Each party shall pay to Operator its proportionate share of the estimate within fifteen (15) days after the estimate and invoice is received.  If any party fails to pay its share of the estimate within the time, the amount due shall bear interest as provided in Exhibit “C” until paid.  Proper adjustment shall be made monthly between advances and actual expense to the end that each party shall bear and pay its proportionate share of actual expenses incurred, and no more.

D.           Limitation of Expenditures:

1.           Drill or Deepen:  Without the consent of all parties, the Liberty #1 Well shall not be deepened, except pursuant to the provisions of Article VI.B.2. of this Agreement.  Consent to the deepening shall include all necessary expenditures for the deepening, testing, completing and equipping of the well, including necessary tankage and/or surface facilities.

2.           Rework or Plug Back:  Without the consent of all parties, the Liberty #1 Well   shall not be reworked or plugged back except pursuant to the provisions of Article VI.B.2. of this Agreement.  Consent to the reworking or plugging back of the well shall include all necessary expenditures in conducting those operations and completing and equipping of the well, including necessary tankage and/or surface facilities.

3.           Other Operations:  Without the consent of all parties, Operator shall not undertake any single project for the well, reasonably estimated to require an expenditure in excess of Fifty Thousand Dollars ($50,000) except in connection with the drilling of the Liberty #1 Well, or the reworking, deepening, completing (including equipping for production), recompleting, or plugging back of the well which has been previously authorized by or pursuant to this Agreement; provided, however, that, in case of explosion, fire, flood, or other sudden emergency, whether of the same or different nature, Operator may take such steps and incur the expenses as in its opinion are required to deal with the emergency to safeguard life and property but Operator, as promptly as possible, shall report the emergency to the other parties.  If Operator prepares an authority for expenditure (AFE) for its own use, Operator shall furnish any Non-Operator so requesting an information copy for any single project costing in excess of Ten Thousand Dollars ($10,000) but less than the specified above in this paragraph.

E.           Rentals, Shut-in Well Payments and Minimum Royalties:

Rentals, shut-in well payments, and minimum royalties which may be required under the terms of any Lease shall be paid by the party or parties who subjected the Lease to this Agreement at its or their expense.  In the event two or more parties own and have contributed interests in the same Lease to this Agreement, those parties may designate one of the parties to make those payments for and on behalf of all the parties.  Any party may request, and shall be entitled to receive, proper evidence of all those payments.  In the event of failure to make proper payment of any rental, shut-in well payment, or minimum royalty through mistake or oversight where payment is required to continue the Lease in force, any loss which results from the non-payment shall be borne in accordance with the provisions of Article IV.B.2.

Operator shall notify Non-Operator of the anticipated completion of a shut-in Gas well, or the shutting in or return to production of a producing Gas well, at least five (5) days (excluding Saturday, Sunday, and legal holidays), or at the earliest opportunity permitted by circumstances, prior to taking that action, but assumes no liability for failure to do so.  In the event of failure by Operator to notify Non-Operator, the loss of any Lease contributed by Non-Operator for failure to make timely payments of any shut-in well payment shall be borne jointly by the parties under the provisions of Article IV.B.3.

F.           Taxes:

Beginning with the first calendar year after the effective date of this Agreement, Operator shall render for ad valorem taxation all property subject to this Agreement which by law should be rendered for the taxes, and it shall pay all those taxes assessed before they become delinquent.  Prior to the rendition date, each Non-Operator shall furnish Operator information as to burdens (to include, but not be limited to, royalties, overriding royalties, and production payments) on Leases and Oil and Gas Interests contributed by the Non-Operator.  If the assessed valuation of any leasehold estate is reduced by reason of its being subject to outstanding excess royalties, overriding royalties, or production payments, the resulting reduction in ad valorem taxes shall inure to the benefit of the owner or owners of the leasehold estate, and Operator shall adjust the charge to the owner or owners so as to reflect the benefit of that reduction.  If the ad valorem taxes are based in whole or in part on separate valuations of each party’s working interest, then notwithstanding anything to the contrary, charges to the joint account shall be made and paid by the parties in accordance with the tax value generated by each party’s working interest.  Operator shall bill the other parties for their proportionate shares of all tax payments in the manner provided in Exhibit “C.”

If Operator considers any tax assessment improper, Operator may, at its discretion, protest within the time and manners prescribed by law, and prosecute the protest to a final determination, unless all parties agree to abandon the protest prior to final determination.  During the pendency of administrative or judicial proceedings, Operator may elect to pay, under protest, all such taxes and any interest and penalty.  When any protested assessment shall have been finally determined, Operator shall pay the tax for the joint account, together with any interest and penalty accrued, and the total cost shall then be assessed against the parties, and be paid by them, as provided in Exhibit “C.”

Each party shall pay or cause to be paid all production, severance, excise, gathering, and other taxes imposed upon or with respect to the production or handling of such party’s share of oil and/or gas produced under the terms of this agreement.

G.           Insurance

At all times while operations are conducted, Operator shall comply with the workmen’s compensation law of the state where the operations are being conducted; provided, however, Operator may be a self-insurer for liability under those compensation laws in which event the only charge that shall be made to the joint account shall be as provided in Exhibit “C.”  Operator shall also carry or provide insurance for the benefit of the joint account of the parties as outlined in Exhibit “D.”  Operator shall require all contractors engaged in work on or for the Contract Area to comply with the workmen’s compensation law of the state where the operations are being conducted and to maintain such other insurance as Operator may require.

In the event automobile public liability insurance is specified in Exhibit “D,” or subsequently receives the approval of the parties, no direct charge shall be made by Operator for premiums paid for the insurance for Operator’s automotive equipment.

ARTICLE VIII.
ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST

A.           Surrender of Leases:

The Leases which maintain the Liberty #1 Well covered by this Agreement, insofar as they embrace acreage in the Contract Area, shall not be surrendered in whole or in part unless all parties consent to the abandonment.

Any assignment, Lease or surrender made under this provision shall not reduce or change the assignor’s, lessor’s, or surrendering party’s interest as it was immediately before the assignment, Lease or surrender in the balance of the Contract Area; and the acreage assigned, leased, or surrendered, and subsequent operations on them, shall not later be subject to the terms and provisions of this Agreement.

B.           New Leases and Renewal or Extension of Leases:  N/A

C.           Acreage or Cash Contributions:  N/A

D.           Maintenance of Uniform Interest:

For the purpose of maintaining uniformity of ownership in the Oil and Gas Interests covered by this Agreement, no party shall sell, encumber, transfer, or make other disposition of its interest embraced within the Contract Area and in the well, equipment, and production unless the disposition covers either:

1.           the entire interest of the party in all equipment and production; or,

2.           an equal undivided interest in all equipment and production in the Contract Area.

Every sale, encumbrance, transfer, or other disposition made by any party shall be made expressly subject to this Agreement and shall be made without prejudice to the right of the other parties.

If, at any time the interest of any party is divided among and owned by four or more co-owners, Operator, at its discretion, may require those co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay the party’s share of the joint expenses, and to deal generally with, and with power to bind, the co-owners of the party’s interest within the scope of the operations embraced in this Agreement; however, all the co-owners shall have the right to enter into and execute all contracts or agreements for the disposition of their respective shares of the Oil and Gas produced from the well and they shall have the right to receive, separately, payment of the sale proceeds of the Oil and Gas produced.

E.           Waiver of Rights to Partition:

If permitted by the laws of the state or states in which the property covered by this Agreement is located, each party owning an undivided interest in the well waives any and all rights it may have to partition and have set aside to it in severalty its undivided interest in the property.

F.           Preferential Right to Purchase:

Should any party desire to sell or transfer all or any part of its interests under this Agreement, or its rights and interests in the well, it shall promptly give written notice to the other parties, with full information concerning its proposed bona fide sale, which shall include the name and address of the prospective purchaser (who must be ready, willing, and able to purchase), the cash equivalent of the purchase price, and all other terms of the offer.  The other parties shall then have an optional prior right, for a period of thirty (30) days after receipt of the notice to purchase, on the same terms and conditions, the interest which the other party proposes to sell; and, if this optional right is exercised, the purchasing parties shall share the purchased interest in the proportions that the interest of each bears to the total interest of all purchasing parties.  However, there shall be no preferential right to purchase in those cases where any party wishes to mortgage its interests, or to dispose of its interests by merger, reorganization, consolidation, or sale of all or substantially all of its assets to a subsidiary or parent company or to a subsidiary of a parent company, or to any company in which any one party owns a majority of the stock or membership interest, or assign or convey its interests to a trust controlled by such party, or through a will or other estate planning instrument, or by operation of law upon the death of such party.

ARTICLE IX.
INTERNAL REVENUE CODE ELECTION

This Agreement is not intended to create, and shall not be construed to create, a relationship of partnership or an association for profit between or among the parties to this Agreement.  Notwithstanding any provision of this Agreement that the rights and liabilities are several and not joint or collective, or that this Agreement and operations shall not constitute a partnership, if, for federal income tax purposes, this Agreement and the operations under it are regarded as a partnership, each party affected elects to be excluded from the application of all of the provisions of Subchapter “K,” Chapter 1, Subtitle “A,” of the Internal Revenue Code of 1954, as permitted and authorized by Section 761 of the Code and the regulations promulgated under it.  Operator is authorized and directed to execute on behalf of each affected party, evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Federal Regulations §1.761.  Should there be any requirement that each affected party give further evidence of this election, each party shall execute documents and furnish any other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election.  No party shall give any notices or take any other action consistent with the election made in this Article.  If any present or future income tax laws of the state or states in which the Contract Area is located or any future income tax laws of the United States contain provisions similar to those in Subchapter “K,” Chapter 1, Subtitle “A,” of the Internal Revenue Code of 1986, under which an election similar to that provided by Section 761 of the Code is permitted, each affected party shall make an election as may be permitted or required by those laws.  In making the foregoing election, each party states that the income derived by the party from operations under this Agreement can be adequately determined without the computation of partnership taxable income.

ARTICLE X.
CLAIMS AND LAWSUITS

Operator may settle any single uninsured third party damage claim or suit arising from operations if the expenditure does not exceed Ten Thousand Dollars ($10,000) and if the payment is in complete settlement of the claim or suit.  If the amount required for settlement exceeds the above amount, the parties shall assume and take over the further handling of the claim or suit, unless that authority is delegated to Operator.  All costs and expenses of handling, settling, or otherwise discharging the claim or suit shall be at the joint expense of the parties participating in the operation from which the claim or suit arises.  If a claim is made against any party or if any party is sued on account of any matter arising from operations under this Agreement over which the individual has no control because of the rights given Operator by this Agreement, the party shall immediately notify all other parties, and the claim or suit shall be treated as any other claim or suit involving operations under this Agreement.  Any and all claims and actions against the Operator, or any Non-Operator, made hereunder, must be brought within twenty-four (24) months of any breach or other cause or occurrence.

ARTICLE XI.
FORCE MAJEURE

If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than the obligation to make money payments, that party shall give to all other parties prompt written notice of the force majeure with reasonably full particulars concerning it; then, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than the continuance of the force majeure.  The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable.

The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the party involved, contrary to its wishes; how all the difficulties shall be handled shall be entirely within the discretion of the party concerned.

The term “force majeure,” as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.

ARTICLE XII.
NOTICES

All notices authorized or required between the parties and required by any of the provisions of this Agreement, unless otherwise specifically provided, shall be given in writing by mail, postage or charges prepaid, or by facsimile, and addressed to the parties to whom the notice is given at the addresses listed on Exhibit “A.”  The originating notice given under any provision of this Agreement shall be deemed given only when received by the party to whom the notice is directed, and the time for the party to give any notice in response shall run from the date the originating notice is received.  The second or any responsive notice shall be deemed given when deposited in the mail, with postage or charges prepaid, or sent by facsimile.  Each party shall have the right to change its address at any time, and from time to time, by giving written notice of the change to all other parties.

ARTICLE XIII.
TERM OF AGREEMENT

This Agreement shall remain in full force and effect as to the Oil and Gas Leases and/or Oil and Gas Interests subject to this Agreement for the period of time selected below; provided, however, no party shall ever be construed as having any right, title, or interest in or to any Lease or Oil and Gas Interest contributed by any other party beyond the term of this Agreement.

☒           Option No. 1.  So long as any of the Oil and Gas Interests subject to this Agreement remain or are continued in force as to any part of the well or Contract Area, whether by production, extension, renewal, or otherwise.

☐           Option No. 2.  In the event the well described in Article VI.A., or any subsequent well drilled under any provision of this Agreement, results in production of Oil and/or Gas in paying quantities, this Agreement shall continue in force so long as any well or wells produce, or are capable of production, and for an additional period of ninety (90) days from cessation of all production; provided, however, if, prior to the expiration of the additional period, one or more of the parties are engaged in drilling, reworking, deepening, plugging back, testing, or attempting to complete a well or wells, this Agreement shall continue in force until the operations have been completed and if production results, this Agreement shall continue in force as provided in this Agreement.  In the event the well described in Article VI.A., or any subsequent well drilled, results in a dry hole, and no other well is producing, or capable of producing Oil and/or Gas from the Contract Area, this Agreement shall terminate unless drilling, deepening, plugging back, or reworking operations are commenced within ninety (90) days from the date of abandonment of the well.

It is agreed, however, that the termination of this Agreement shall not relieve any party from any liability which has accrued or attached prior to the date of  the termination.

ARTICLE XIV.
COMPLIANCE WITH LAWS AND REGULATIONS

A.           Laws, Regulations and Orders:

This Agreement shall be subject to the conservation laws of the state in which the Contract Area is located, to the valid rules, regulations, and orders of any duly constituted regulatory body of that state; and to all other applicable federal, state, and local laws, ordinances, rules, regulations, and orders.

B.           Governing Law:

This Agreement and all matters pertaining to it, including, but not limited to, matters of performance, nonperformance, breach, remedies, procedures, rights, duties, and interpretation or construction, shall be governed and determined by the law of the state in which the Contract Area is located.

C.           Regulatory Agencies:

Nothing contained in this Agreement shall grant, or be construed to grant, Operator the right or authority to waive or release any rights, privileges, or obligations which Non-Operators may have under federal or state laws or under rules, regulations, or orders promulgated under those laws in reference to oil, gas, and mineral operations, including the location, operation, or production of wells, or tracts offsetting or adjacent to the Contract Area.

With respect to operations under this Agreement, Non-Operators agree to release Operator from any and all losses, damages, injuries, claims, and causes of action arising out of, incident to, or resulting directly or indirectly from Operator’s interpretation or application of rules, rulings, regulations, or orders of the Department of Energy or predecessor or successor agencies to the extent the interpretation or application was made in good faith.  Each Non-Operator further agrees to reimburse Operator for any amounts applicable to the Non-Operator’s share of production that Operator may be required to refund, rebate, or pay as a result of an incorrect interpretation or application, together with interest and penalties owing by Operator as a result of an incorrect interpretation or application.

ARTICLE XV.
OTHER PROVISIONS

A.           Conflicts:

In the event of a conflict between the provisions of the Article XV and any other provision of this Operating Agreement, the provision of this Article XV shall control and prevail.

B.           Multiple Billing:

In no event shall Operator be required to make more than three billings for the entire interest credited to each Non-Operator on Exhibit “A”.  If any Non-Operator to the agreement disputes of any part of all of the interest credited to it on Exhibit “A”, hereinafter referred to as “selling Party”, such Selling Party shall be solely responsible for billing its assignee or assignees and shall remain primarily liable to the other Parties for the interest or interests assigned until such time and Selling Party has 1) designated and qualified the assignees to receive the billing for its interest, 2) designated assignees have been approved and accepted by Operator, and  3) has furnished to Operator written notice of the conveyance and photocopy of the recorded assignments by which the transfer is made.  The sale or other disposition of any interest in the leases covered by this Operating Agreement shall be made specifically subject to the provisions of this Article.

C.           Miscellaneous Costs:

The following expenses shall be a direct charge borne by the Joint Account as provided in Exhibit “C”, and shall not be included as administrative overhead:

1) All reasonable costs incurred by Operator, and necessary, in obtaining spacing, pooling or other orders or rulings from state regulatory bodies or courts regarding the Contract Area or the lands associated therewith.

D.           Payment of Costs and Expenses:

In the event a Non-Operator does not, within the time and manner provided, fully satisfy its payment obligations hereunder, or enter into other mutually acceptable payment arrangements with Operator, then Operator will give Non-Operator written notice by Certified Mail of non-compliance.  If Non-Operator does not comply within five (5) business days of receipt, then Operator may, in the Operator’s sole discretion at any time prior to actual payment, (a) if the payment was requested for any Drilling Operation, Operator my notify such Non-Operator that such Non-Operator is deemed to have relinquished its interest; (b) sue the Non-Operator who failed to pay as provided above for its proportionate share of expenses plus interest; or (c) exercise any and all other rights and remedies available to the Operator under the Operating Agreement and applicable law.  Each of the parties to this Operating Agreement hereby agrees to execute and deliver to the other parties hereto any and all documents, agreements, and acknowledgements necessary to evidence any actions taken by the Operator pursuant to the provisions of this Paragraph D.  All remedies herein provided are cumulative and not alternative, and no failure to exercise or delay in exercising any remedy shall not bar the use of the remedy.  All remedies herein provided are cumulative and not alternative, and no failure to exercise or delay in exercising any such right will operate as a waiver thereof.

E.           Operator:

Notwithstanding anything to the contrary contained in this agreement, it is understood and agreed that the non-operators may not remove Hewitt Operating, Inc. (“Hewitt”), as Operator of the Contract Area, unless Hewitt has committed gross negligence or fraud, as established by a court of law in Utah having requisite jurisdiction.  In the event Hewitt, or its designee, becomes bankrupt, or is placed in receivership, or experiences a change of control, the terms of Article V.B of this Operating Agreement shall govern the selection of a successor Operator.  For purposes of this agreement, a “change of control” is defined as the consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of Hewitt unless, in any case, the persons who or which beneficially own the voting securities of Hewitt immediately before that transaction beneficially own, directly or indirectly, immediately after the transaction, at least 51% of the voting securities of Hewitt or any other corporation or other entity resulting from or surviving the transaction (including a corporation or other entity which, as the result of the transaction, owns all or substantially all of voting securities of Hewitt or all or substantially all of Hewitt’s assets, either directly or indirectly through one or more subsidiaries) in substantially the same proportion as their respective ownership of the voting securities of Hewitt immediately before that transaction; or Hewitt’s shareholders approve a complete liquidation or dissolution of Hewitt.

ARTICLE XVI.
MISCELLANEOUS

This Agreement shall be binding on and inure to the benefit of the parties to this Agreement, and to their respective heirs, devisees, legal representatives, successors, and assigns.

This Agreement may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

This Agreement shall be effective as of March 25, 2010.

OPERATOR:
HEWITT OPERATING, INC.

By:	/s/ Douglas C. Hewitt
Douglas C. Hewitt, President

NON-OPERATORS:

Hewitt Petroleum, Inc.

By:	/s/ Douglas C. Hewitt
Douglas C. Hewitt,
President/CEO

Freedom Oil & Gas, Inc.

By:	/s/ J. David Gowdy
J. David Gowdy,
President/CEO

Nostra Terra Oil & Gas plc

By:	/s/ Matt Lofgran
Matt Lofgran,
President/CEO

[Other signatures via signed subscriptions]

EXHIBIT “A”

Attached to that certain Operating Agreement dated effective as of March 25, 2010 by Hewitt Operating, Inc., as Operator and Non-Operators.

1.            Contract Area:

See Attached Exhibit.

2.	Interest of parties:

Liberty #1 Well Interest (only) basis is 100% (8/8) working interest, 75.0% net revenue interest.

Owner	Before Payout	After Payout
Hewitt Petroleum, Inc.	12.50%	12.50%
Hewitt Petroleum, Inc. or assignees	4.90%	3.50%
Mountain Home Petroleum BT	5.00%	15.00%
Freedom Oil & Gas, Inc.	12.50%	12.50%
Nostra Terra Oil & Gas plc	7.00%	5.00%
Douglas C. Hewitt	0.00%	10.00%
J. David & Norlene M. Gowdy JTWROS	14.00%	10.00%
Mike Russon	0.70%	0.50%
Kenneth K. Gowdy	1.05%	0.75%
Jupiter, LP (Scott West)	2.10%	1.50%
Glenn MacNeil	1.75%	1.25%
1700395 Ontario Limited (T.C. Chen)	1.40%	1.00%
Derek C. Oppen	5.60%	4.00%
Byron B. Barkley IRA	0.70%	0.50%
Lyle W. Davis	0.70%	0.50%
David R. Brallier and/or Cheryl P. Brallier, Trustees Revocable Trust of David R. Brallier	1.40%	1.00%
K & D Black Properties, LTD	3.50%	2.50%
Tom Lutrell	3.50%	2.50%
Aaron L. Heimowitz	0.70%	0.50%
Reuben S. F. Wong	2.80%	2.00%
Morris Lasson	2.10%	1.50%
Deryl Zyskind	4.20%	3.00%
Hirsch Zyskind	4.20%	3.00%
Robson Energy LLC	2.80%	2.00%
R. Kirk Huntsman	2.10%	1.50%
Gerald Lamont	1.40%	1.00%
Kevin M. & Marion Cheney JTWROS	1.40%	1.00%
Total:	100.00%	100.00%

3.	Addresses of Parties:

OPERATOR:

Hewitt Operating, Inc.
15 W. South Temple, Suite 1050
Salt Lake City, Utah 84101

NON-OPERATORS:

Hewitt Petroleum, Inc.
15 W. South Temple, Suite 1050
Salt Lake City, Utah 84101

Freedom Oil & Gas, Inc.
139 E. South Temple, Suite 330
Salt Lake City, UT 84111

Nostra Terra Oil & Gas plc
Finsgate
5-7 Cranwood Street
London EC1V 9EE

[Other addresses on file with Operator]

4.	Restrictions as to Substances.

This joint operating agreement and the interests of the parties hereunder shall solely apply to the exploration and drilling for, and the production and operations of, oil, gas, or other hydrocarbons.

CONTRACT AREA

The Liberty #1 Well (only) located on the Winn leases, N/2 Section 34, T12S, R1E, SLB&M, Juab County, Utah, comprising approximately 320 acres; 75.0% NRI; expiring March 31, 2011.

12S 1E
13S 1E
Nephi
Liberty AMI Leases
100% Leased
Partially Leased
Leases Offered
BLM Open
Lease Lost
Liberty AMI
Nephi City Limits

EXHIBIT “B”

MEMORANDUM OF OPERATING AGREEMENT,
MORTGAGE AND FINANCING STATEMENT

STATE OF UTAH	)
)
COUNTY OF JUAB	)

WHEREAS, Hewitt Operating, Inc., as Operator, and Non-Operators, have entered into that certain Operating Agreement dated effective March 25, 2010, covering oil and gas operating being conducted on the Liberty #1 Well described on Schedule “A” (the “Contract Area”), attached hereto and made a part hereof, as said Schedule may be amended from time to time; and

WHEREAS, Operator and Non-Operators desire to give third parties record notice of the existence of said Operating Agreement and of the rights and obligation of operator and Non-Operators there under.

NOW, THEREFORE, for and in consideration of One Dollar ($1.00) and other goods and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Operator and Non-Operators hereby stipulate and agree as follows:

I.

The Operating Agreement is on a JOA 82 Revised Kanes Model Form Operating Agreement, as amended by the parties, plus attachments.

II.

Article V.I.C. grants each party to the Operating Agreement the right to take in kind its proportionate share of oil and gas produced from the Contract Area.

III.

Pursuant to Article VII.B., each Non-Operator mortgages to the Operator, and grants to Operator a lien upon, its oil and gas leasehold estates and “oil and gas interests”, as that term is defined in Article I.C. thereof, in the Contract Area, and grants to the Operator a security interest in its share of oil or gas when extracted from the Contact Areas and its interest in all equipment located thereon to secure payment of its hare of expense under the Operating Agreement )including costs of investigation, defenses and payment of any final judgment of settlement for damages arising out of operations there under), together with interest thereon in accordance with the Operating Agreement, in addition to any other remedies available to Operator in law or pursuant to Operating Agreement.  Upon default by a Non-Operator in the payment if its share of expense, without prejudice to any other rights and remedies, Operator shall have the right to collect from the purchaser of production from the well the proceeds from the sale of such Non-operator’s share of oil and gas produced and sold from the well until the Amount owed by Non-operator, including interest, has been paid.  Each purchaser of oil and gas produced from the Contract Area shall be entitled to rely upon Operator’s written statement concerning the amount of any default.

If Operator pays a defaulting party’s share of any of the costs or expenses pursuant to Article VII.B. of the Operating Agreement, all other parties to the Operating Agreement, including Non-Operators shall, upon being billed by Operator, contribute their proportionate share of all sums advanced by Operator for and on behalf of the defaulting party.  Such contributing parties shall in addition to any other right they may have hereunder receive a share of any interest in the well forfeited by the defaulting party.  The share for each such contributing party shall be in proportion to its contribution.

IV.

This memorandum shall constitute a Financing Statement covering oil and gas produced from the well to the extent that such oil and gas is owned by a defaulting party under the Operating Agreement.  This Mortgage and Financing Statement shall be filed or record in the real estate records of any county in which the Contract Area is situated and/or the Secretary of State and shall be filed by Operator upon its own motion or upon the request of any Non-Operator.  Each of the undersigned Non-Operators shall be considered as both a debtor, to the extent that such party has failed to pay his or its share of expense, and as a secured party mortgagee.

V.

Operator may, on behalf of all parties, terminate the effect of this Memorandum as to all or any portion of the well by recording a full or partial release hereof.

VI.

Any party requiring additional information concerning the rights and obligations of these parties under the Operating Agreement may contact the Operator at the following Address:

15 W. South Temple, Suite 1050
Salt Lake City, Utah 84101

VII.

This memorandum, Mortgage and Financing Statement may be executed in any number of counterparts, each of which shall be considered an original for all purposes and shall be binding upon the heirs, successors and assigns of the parties.  The Operator is hereby authorized to compile the signature and notary pages from each of the counterparts in order to have an instrument containing signature and notarial acknowledgements of all parties for recording purposes.

IN WITNESS WHEREOF, this memorandum of Operating Agreement, Mortgage and Financing Statement is executed effective as of March 25, 2010.

OPERATOR:
HEWITT OPERATING, INC.

By:
Douglas C. Hewitt, President

NON-OPERATORS:

Hewitt Petroleum, Inc.

By:
Douglas C. Hewitt,
President/CEO

Freedom Oil & Gas, Inc.

By:
J. David Gowdy,
President/CEO

Nostra Terra Oil & Gas plc

By:
Matt Lofgran,
President/CEO

[Other signatures via signed subscriptions]

EXHIBIT ‘C’

To Joint Operating Agreement dated March 25, 2010.

ACCOUNTING PROCEDURE
JOINT OPERATIONS

I.  GENERAL PROVISIONS

1.           Definitions.

“Joint Operating” shall mean the real and personal property subject to the Operating Agreement to which this Accounting Procedure is attached.

“Joint Operations” shall mean all operations necessary or proper for the development, operation, protection, and maintenance of the Joint Property.

“Joint Account” shall mean the account showing the charges paid and credits received in the conduct of the Joint Operations and which are to be shared by the Parties.

“Operator” shall mean the party designated in the Operating Agreement to conduct the Joint Operations.

“Non-Operators” shall mean the Parties to this Operating Agreement other than the Operator.

“Parties” shall mean the Operator and Non-Operators.

“First Level Supervisors” shall mean those employees whose primary function in Joint Operations is the direct supervision of other employees and/or contract labor directly employed on the Joint Property in a field operating capacity.

“Technical Employees” shall mean those employees having special and specific engineering, geological, or other professional skills, and whose primary function in Joint Operations is the handling of specific operation conditions and problems for the benefit of the Joint Property.

“Personal Expenses” shall mean travel and other reasonable reimbursable expenses of Operator’s employees.

“Material” shall mean personal property, equipment or supplies acquired or held for use on the Joint Property.

“Controllable Material” shall mean Material which at the time is so classified in the Material Classification Manual as most recently recommended by the Council of Petroleum Accountants Societies.

2.	Statement and Billings.

Operator shall bill Non-Operators on or before the last day of each month for their proportionate share of the Joint Account for the preceding month.  The bills will be accompanied by statements which identify the authority for expenditure, lease, or facility, and all charges and credits summarized by appropriate classifications of investment and expense, except that items of Controllable Material and unusual charges and credits shall be separately identified and fully described in detail.

3.           Advances and Payments of Non-Operators.

A.
Unless otherwise provided for in the Operating Agreement, Operator may require Non-Operators to advance their share of estimated cash outlay for the succeeding month’s operation within thirty (30) days after receipt of the billing or by the first day of the month for which the advance is required, whichever is later.  Operator shall adjust each monthly billing to reflect advances received from Non-Operators.

B.
Each Non-Operator shall pay its proportion of all bills within thirty (30) days after receipt.  If payment is not made within that time, the unpaid balance shall bear interest, monthly, at the prime rate in effect at US Bank on the first day of the month in which the delinquency occurs, plus 1%, or the maximum contract rate permitted by the applicable usury laws in the state in which the Joint Property is located, whichever is the lesser, plus attorney’s fees, court costs, and other costs in connection with the collection of unpaid amounts.  Operator may, at its option, choose to substitute other penalties described elsewhere in this Agreement for failure to pay bill s within the thirty (30) day timeframe described above.

4.	Adjustments.

Payment of any bills shall not prejudice the right of any Non-Operator to protest or question the correctness of the bill; provided, however, all bills and statements rendered to Non-Operators by the Operator during any calendar year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of any calendar year, unless within the twenty-four (24) month period a Non-Operator takes written exception to the bill(s) and makes claim on the Operator for an adjustment.  No adjustment favorable to Operator shall be made unless it is made within the same prescribed time period.  The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of Controllable Material as provided for in Section V.

5.           Audits.

A.
A Non-Operator, on notice in writing to the Operator and all other Non-Operators, shall have the right to audit the Operator’s accounts and records relating to the Joint Account for any calendar year within the twenty-four (24) month period following the end of a calendar year; provided, however, the making of an audit shall not extend the time for the taking of written exception to and the adjustments of accounts as provided for in Paragraph 4 of this Section I.  Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct a joint audit in a manner which will result in a minimum of inconvenience to the Operator.  Operator shall bear no portion of the Non-Operators’ audit cost incurred under this paragraph unless agreed to by the Operator.  The audits shall not be conducted more than once each year without prior approval of the Operator, except on the resignation or removal of the Operator, and shall be made at the expense of those Non-Operators approving the audit.  Other than for fraud or gross negligence, Operator’s financial liability shall be limited to the accrual of twenty-four months damages after discovery of fault.

B.	The Operator shall reply in writing to an audit report within one hundred eighty (180) days after receipt of the audit.

6.	Approval By Non-Operators.

Where an approval or other agreement of the Parties or Non-Operators is expressly required under other sections of this Accounting Procedure, and if the Operating Agreement to which this Accounting Procedure is attached contains no contrary provisions, Operator shall notify all Non-Operators of the Operator’s proposal, and the agreement or approval of a majority in interest of the Non-Operators shall be controlling on all Non-Operators.

II. DIRECT CHARGES

Operator shall charge the Joint Account with the following items:

1.           Ecological and Environmental.

Costs incurred for the benefit of the Joint Property as a result of governmental or regulatory requirements to satisfy environmental considerations applicable to the Joint Operations.  These costs may include surveys of an ecological or archaeological nature and pollution control procedures as required by applicable laws and regulations.

2.           Rentals and Royalties.

Lease rentals and royalties paid by the Operator for the Joint Operations.

3.           Labor.

A.	(1)	Salaries and wages of Operator’s field employees directly employed on the Joint Property in the conduct of Joint Operations.

(2)	Salaries of First Level Supervisors in the field.

(3)	Salaries and wages of Technical Employees directly employed on the Joint Property if the charges are excluded from the overhead rates.

(4)
Salaries and wages of Technical Employees, either temporarily or permanently, assigned to and directly employed in the operation of the Joint Property if the charges are excluded from the overhead rates.

B.
Operator’s cost of holiday, vacation, sickness, and disability benefits and other customary allowances paid to employees whose salaries and wages are chargeable to a Joint Account under Paragraph 3.A. of this Section II.  The costs under this Paragraph 3.B. may be charged on a “when and as paid basis” or by “percentage assessment” on the amount of salaries and wages chargeable to the Joint Account under Paragraph 3.A. of this Section II.  If percentage assessment is used, the rate shall be based on the Operator’s cost experience.

C.
Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to Operator’s costs chargeable to the Joint Account under Paragraphs 3.A. and 3.B. of this Section II.

D.	Personal Expenses of those employees whose salaries and wages are chargeable to the Joint Account under Paragraph 3.A. of this Section II.

E.	Operator shall be entitled to a ten percent (10.0%) monthly surcharge on the aggregate of all salaries, wages, and costs incurred under subparagraphs A. and B. above as an administrative fee.

4.	Employee Benefits.

Operator’s current costs of established plans for employee’s group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus, and other benefit plans of a like nature, applicable to Operator’s labor cost chargeable to the Joint Account under Paragraphs 3.A. and 3.B. of this Section II. shall be Operator’s actual cost not to exceed the percent most recently recommended by the Council of Petroleum Accountants Societies.

5.	Material.

Material purchased or furnished by Operator for use on the Joint Property as provided under Section IV.  Only those Materials shall be purchased for or transferred to the Joint Property as may be required for immediate use and is reasonably practical and consistent with efficient and economical operators.  The accumulation of surplus stocks shall be avoided.

6.           Transportation.

Transportation of employees and Material necessary for the Joint Operations, but subject to the following limitations:

A.
If Material is moved to the Joint Property from the Operator’s warehouse or other properties, no charge shall be made to the Joint Account for a distance greater than the distance from the nearest reliable supply store where like material is normally available or railway receiving point nearest the Joint Property unless agreed to by the Parties.

B.
If surplus Material is moved to Operator’s warehouse or other storage point, no charge shall be made to the Joint Account for a distance greater than the distance to the nearest reliable supply store where the material is normally available, or railway receiving point nearest the Joint Property unless agreed to by the Parties.  No charge shall be made to the Joint Account for moving Material to other properties belonging to Operator, unless agreed to by the Parties.

C.
In the application of subparagraphs A. and B. above, the option to equalize or charge actual trucking cost is available when the actual charge is $ 400 or less, excluding accessorial charges.  The $ 400 will be adjusted to the amount most recently recommended by the Council of Petroleum Accountants Societies.

7.	Services.

The cost of contract services, equipment, and utilities provided by outside sources, except services excluded by Paragraph 10. of Section II. and Paragraphs i, ii, and iii, of Section III.  The cost of professional consultant services and contract services of technical personnel directly engaged on the Joint Property if those changes are excluded from the overhead rates.  The cost of professional consultant services or contract services of technical personnel not directly engaged on the Joint Property shall not be charged to the Joint Account unless previously agreed to by the Parties.

8.	Equipment and Facilities Furnished By Operator.

A.
Operator shall charge the Joint Account for use of Operator owned equipment and facilities at rates commensurate with costs of ownership and operation.  Those rates shall include costs of maintenance, repairs, other operating expense, insurance, taxes, depreciation, and interest on gross investment less accumulated depreciation not to exceed ten percent (10%) per annum.  The rates shall not exceed average commercial rates currently prevailing in the immediate area of the Joint Property.

B.
In lieu of charges in Paragraph 8.A. above, Operator may elect to use average commercial rates prevailing in the immediate area of the Joint Property less 20%.  For automotive equipment, Operator may elect to use rates published by the Petroleum Motor Transport Association.

9.	Damages and Losses to Joint Property.

All costs or expenses necessary for the repair or replacement of Joint Property made necessary because of damages or losses incurred by fire, flood, storm, theft, accident, or other cause, except those resulting from Operator’s gross negligence or willful misconduct.  Operator shall furnish Non-Operator written notice of damages or losses incurred as soon as practicable after a report of them has been received by Operator.

10.	Legal Expense.

Expense of handling, investigating, and settling litigation or claims, title and regulatory work, discharging of liens, payment of judgments, and amounts paid for settlement of claims incurred in or resulting from operations under the Operating Agreement or necessary to protect or recover the Joint Property, except that no charge for services of Operator’s legal staff shall be made unless previously agreed to by the Parties.  All other legal expense is considered to be covered by the overhead provisions of Section III. unless otherwise agreed to by the Parties, except as provided in Section I., Paragraph 3.

11.	Taxes.

All taxes of every kind and nature assessed or levied on or in connection with the Joint Property, the operation of it, or the production from it, and which taxes have been paid by the Operator for the benefit of the Parties.  If the ad valorem taxes are based in whole or in part on separate valuations of each party’s working interest, then notwithstanding anything to the contrary in these Accounting Procedures, charges to the Joint Account shall be made and paid by the Parties in accordance with the tax value generated by each Party’s working interest.

12.	Insurance.

Net premiums paid for insurance required to be carried for the Joint Operations for the protection of the Parties.  In the event Joint Operations are conducted in a state in which Operator may act as self-insurer for Worker’s Compensation and/or Employers Liability under the respective state’s laws, Operator may, at its election, include the risk under its self-insurance program and in that event, Operator shall include a charge at Operator’s cost not to exceed manual rates.

13.	Abandonment and Reclamation.

Costs incurred for abandonment of the Joint Property, including costs required by governmental or other regulatory authority.

14.	Communications.

Cost of acquiring, leasing, installing, operating, repairing, and maintaining communication systems, including radio and microwave facilities directly serving the Joint Property.  In the event communication facilities/systems serving the Joint Property are Operator owned, charges to the Joint Account shall be made as provided in Paragraph 8. of this Section II.

15.	Other Expenditures.

Any other expenditure not covered or dealt with in the foregoing provisions of this Section II., or in Section III., and which is of direct benefit to the Joint Property, and is incurred by the Operator in the necessary and proper conduct of the Joint Operations.

III. OVERHEAD

1.	Overhead – Drilling and Producing Operations.

i.	As compensation for administrative, supervision, office services, and warehousing costs, Operator shall charge drilling and producing operations on either:

☒	Fixed Rate Basis, Paragraph 1.A.; or,
☐	Percentage Basis, Paragraph 1.B.

Unless otherwise agreed to by the Parties, this charge shall be in lieu of costs and expenses of all offices and salaries, or wages plus applicable burdens and expenses of all  personnel, except those directly chargeable under Paragraph 3.A., Section II.  The cost and expense of services from outside sources in connection with matters of taxation, traffic, and accounting shall be considered as included in the overhead rates provided for in the above selected Paragraph of this Section III., unless the cost and expense are agreed to be the Parties as a direct charge to the Joint Account.

ii.
The salaries, wages, and Personal Expenses of Technical Employees and/or the cost of professional consultant services and contract services of technical personnel directly employed on the Joint Property:

☐	shall be covered by the overhead rates; or,
☒	shall not be covered by the overhead rates.

iii.
The salaries, wages, and Personal Expenses of Technical Employees and/or costs of professional consultant services and contract services of technical personnel, either temporarily or permanently assigned to and directly employed in the operation of the Joint Property:

☐	shall be covered by the overhead rates; or,
☒	shall not be covered by the overhead rates.

A.	Overhead – Fixed Rate Basis.

(1)	Operator shall charge the Joint Account at the following rates per well, per month:

Drilling Well Rate:          $800 per month for each well
  (Prorated for less than a full month)

Producing Well Rate:    $800 per month for each well

(2)	Application of Overhead – Fixed Rate Basis shall be as follows:

(a)	Drilling Well Rate.

(1)
Charges for drilling wells shall begin on the date the well is spudded and terminate on the date the drilling rig, completion rig, or other units used in completion of the well is released, whichever is later, except that no charge shall be made during suspension of drilling or completion operations for fifteen (15) or more consecutive calendar days.

(2)
Charges for wells undergoing any type of workover or recompletion for a period of five (5) consecutive work days or more shall be made at the drilling well rate.  These charges shall be applied for the period from date workover operations, with rig or other units used in workover, commence through date of rig or other unit release, except that no charge shall be made during suspension of operations for fifteen (15) or more consecutive calendar days.

(b)	Producing Well Rates.

(1)	An active well either produced or injected into for any portion of the month shall be considered as a one-well charge for the entire month.

(2)
Each active completion in a multi-completed well in which production is not commingled down hole shall be considered as a one-well charge providing each completion is considered a separate well by the governing regulatory authority.

(3)
An inactive gas well shut in because of overproduction or failure of purchaser to take the production shall be considered as a one-well charge providing the gas well is directly connected to a permanent sales outlet.

(4)
A one-well charge shall be made for the month in which plugging and abandonment operations are completed on any well.  This one-well charge shall be made whether or not the well has produced except when drilling well rate applies.

(5)	All other inactive wells (including but not limited to inactive wells covered by unit allowable, lease allowable, transferred allowable, etc.) shall not qualify for an overhead charge.

(3)
The well rates shall be adjusted as of the first day of April each year following the effective date of the Operating Agreement to which this Accounting Procedure is attached.  The adjustment shall be computed by multiplying the rate currently in use by the percentage increase or decrease in the average weekly earnings of Crude Petroleum and Gas Production Workers for the last calendar year compared to the calendar year preceding as shown by the index of average weekly earnings of Crude Petroleum and Gas Production Workers as published by the United States Department of Labor, Bureau of Labor Statistics, or the equivalent Canadian index as published by Statistics Canada, as applicable.  The adjusted rates shall be the rates currently in use, plus or minus the computed adjustment.

B.	Overhead – Percentage Basis.

(1)	Operator shall charge the Joint Account at the following rates:

(a)	Development.

Ten Percent (10%) of the cost of development of the Joint Property exclusive of costs provided under Paragraph 10. of Section II. and all salvage credits.

(b)	Operating.

 Ten Percent (10%) of the cost of operating the Joint Property exclusive of costs provided under Paragraphs 2. and 10. of Section II., all salvage credits, the value of injected substances purchased for secondary recovery and all taxes and assessments which are levied, assessed, and paid on the mineral interest in and to the Joint Property.

(2)	Application of Overhead – Percentage Basis shall be as follows:

For the purpose of determining charges on a Percentage Basis under Paragraph 1.B. of this Section III., development shall include all costs in connection with drilling, redrilling, deepening, or any remedial operations on any or all wells involving the use of drilling rig and crew capable of drilling to the producing interval on the Joint Property; also, preliminary expenditures necessary in preparation for drilling and expenditures incurred in abandoning when the well is not completed as a producer, and original cost of construction or installation of fixed assets, the expansion of fixed assets and any other project clearly discernible as a fixed asset, except Major Construction as defined in Paragraph 2. of this Section III.  All other costs shall be considered as operating.

2.	Overhead – Major Construction.

To compensate Operator for overhead costs incurred in the construction and installation of fixed assets, the expansion of fixed assets, and any other project clearly discernible as a fixed asset required for the development and operation of the Joint Property, Operator shall either negotiate a rate prior to the beginning of construction, or shall charge the Joint Account for overhead based on the following rates for any Major Construction project in excess of $75,000.00:

A.   5  % of first $100,000 or total cost if less, plus

B.   3  % of costs in excess of $100,000 but less than $1,000,000, plus

C.   2  % of costs in excess of $1,000,000.

Total cost shall mean the gross cost of any one project.  For the purpose of this paragraph, the component parts of a single project shall not be treated separately and the cost of drilling and workover wells and artificial lift equipment shall be excluded.

3.           Catastrophe Overhead.

To compensate Operator for overhead costs incurred in the event of expenditures resulting from a single occurrence due to oil spill, blowout, explosion, fire, storm, hurricane, or other catastrophes as agreed to by the Parties, which are necessary to restore the Joint Property to the equivalent condition that existed prior to the event causing the expenditures, Operator shall either negotiate a rate prior to charging the Joint Account or shall charge the Joint Account for overhead based on the following rates:

A.   5  % of total costs through $100,000; plus

B.   3  % of total costs in excess of $100,000 but less than $1,000,000; plus

C.   2  % of total costs in excess of $1,000,000.

Expenditures subject to the overheads above will not be reduced by insurance recoveries, and no other overhead provisions of this Section III. shall apply.

4.           Amendment of Rates.

The overhead rates provided for in this Section III. may be amended from time to time only by mutual agreement between the Parties if, in practice, the rates are found to be insufficient or excessive.

IV. PRICING OF JOINT ACCOUNT MATERIAL
PURCHASES, TRANSFERS, AND DISPOSITIONS

Operator is responsible for Joint Account Material and shall make proper and timely charges and credits for all Material movements affecting the Joint Property.  Operator shall provide all Material for use on the Joint Property; however, at Operator’s option, the Material may be supplied by the Non-Operator.  Operator shall make timely disposition of idle and/or surplus Material, the disposal being made either through sale to Operator or Non-Operator, division in kind, or sale to outsiders.  Operator may purchase, but shall be under no obligation to purchase the interest of Non-Operators in surplus condition A. and B. Material.  The disposal of surplus Controllable Material not purchased by the Operator shall be agreed to by the Parties.

1.           Purchases.

Material purchased shall be charged at the price paid by Operator after deduction of all discounts received.  In case of Material found to be defective or returned to vendor for any other reasons, credit shall be passed to the Joint Account when adjustment has been received by the Operator.

 2.           Transfers and Dispositions.

Material furnished to the Joint Property and Material transferred from the Joint Property or disposed of by the Operator, unless otherwise agreed to by the Parties, shall be priced on the following basis exclusive of cash discounts.

A.           New Material (Condition A).

(1)	Tubular Goods Other than Line Pipe.

(a)
Tubular goods, sized 2-3/8 inches OD and larger, except line pipe, shall be priced at Eastern mill published carload base prices effective as of the date of movement plus transportation cost using the 80,000 pound carload weight basis to the railway receiving point nearest the Joint Property for which published rail rates for tubular goods exist.  If the 80,000 pound rail rate is not offered, the 70,000 pound or 90,000 pound rail rate may be used.  Freight charges for tubing will be calculated from Lorain, Ohio, and casing from Youngstown, Ohio.

(b)
For grades which are special to one mill only, prices shall be computed at the mill base of that mill plus transportation cost form that mill to the railway receiving point nearest the Joint Property as provided above in Paragraph 2.A.(1)(a).  For transportation cost from points other than Eastern mills, the 30,000 pound Oil Field Haulers Association interstate truck rate shall be used.

(c)
Macaroni tubing (size less than 2-3/8 inch OD) shall be priced at the lowest published out-of-stock prices f.o.b. the supplier plus transportation costs, using the Oil Field Haulers Association interstate truck rate per weight of tubing transferred, to the railway receiving point nearest the Joint Property.

(2)	Line Pipe.

(a)
Line pipe movements (except size 24 inch OD and larger will walls 3/4 inch and over) 30,000 pounds or more shall be priced under provisions of tubular goods pricing in Paragraph A.(1)(a) as provided above.  Freight charges shall be calculated from Lorain, Ohio.

(b)
Line pipe movements (except size 24 inch OD and larger with walls 3/4 inch and over) less than 30,000 pounds shall be priced at Eastern mill published carload base prices effective as of date of shipment, plus 20 percent, plus transportation costs based on freight rates as set forth under provisions of tubular goods pricing in Paragraph A.(1)(a) as provided above.  Freight charges shall be calculated from Lorain, Ohio.

(c)
Line pipe 24 inch OD and over, and 3/4 inch wall and larger shall be priced f.o.b. the point of manufacture at current new published prices plus transportation cost to the railway receiving point nearest the Joint Property.

(d)
Line pipe, including fabricated line pipe, drive pipe, and conduit not listed on published price lists shall be priced at quoted prices plus freight to the railway receiving point nearest the Joint Property or at prices agreed to by the Parties.

(3)
Other Material shall be priced at the current new price, in effect at date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture, plus transportation costs, if applicable, to the railway receiving point nearest the Joint Property.

(4)
Unused new Material, except tubular goods, moved from the Joint Property shall be priced at the current new price, in effect on date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture, plus transportation costs, if applicable, to the railway receiving point nearest the Joint Property.  Unused new tubulars will be priced as provided above in Paragraph 2.A.(1) and (2).

B.	Good Used Material (Condition B).

Material in sound and serviceable condition and suitable for reuse without reconditioning:

(1)	Material moved to the Joint Property.

At seventy-five percent (75%) of current new price, as determined by Paragraph A.

(2)	Material used on and moved from the Joint Property.

(a)	At seventy-five percent (75%) of current new price, as determined by Paragraph A, if Material was originally charged to the Joint Account as new Material; or,

(b)	At sixty-five percent (65%) of current new price, as determined by Paragraph A, if Material was originally charged to the Joint Account as used Material.

(3)	Material not used on and moved from the Joint Property.

At seventy-five percent (75%) of current new price as determined by Paragraph A.

The cost of reconditioning, if any, shall be absorbed by the transferring property.

C.           Other Used Material.

(1)	Condition C.

Material which is not in sound and serviceable condition and not suitable for its original function until after reconditioning shall be priced at fifty percent (50%) of current new price as determined by Paragraph A.  The cost of reconditioning shall be charged to the receiving property, provided Condition C value plus cost of reconditioning does not exceed Condition B value.

(2)	Condition D.

Material, excluding junk, no longer suitable for its original purpose, but usable for some other purpose shall be priced on a basis commensurate with its use.  Operator may dispose of Condition D Material under procedures normally used by Operator without prior approval of Non-Operators.

(a)
Casing, tubing, or drill pipe used as line pipe shall be priced as Grade A and B seamless line pipe of comparable size and weight.  Used casing, tubing or drill pipe utilized as line pipe shall be priced at used line pipe prices.

(b)
Casing, tubing or drill pipe used as higher pressure service lines than standard line pipe, e.g. power oil lines, shall be priced under normal pricing procedures for casing, tubing, or drill pipe.  Upset tubular goods shall be priced on a non upset basis.

(3)	Condition E.

Junk shall be priced at prevailing prices. Operator may dispose of Condition E Material under procedures normally utilized by Operator without prior approval of Non-Operators.

D.	Obsolete Material.

Material which is serviceable and usable for its original function but condition and/or value of the Material is not equivalent to that which would justify a price as provided above may be specially priced as agreed to by the Parties.  The price should result in the Joint Account being charged with the value of the service rendered by the Material.

E.	Pricing Conditions.

(1)
When not included in the direct charge for the pipe, loading or unloading costs may be charged to the Joint Account at the rate of twenty-five cents (25¢) per hundred weight on all tubular goods movements, in lieu of actual loading or unloading costs sustained at the stocking point.  The above rate shall be adjusted as of the first day of April each year following January 1, 2004, by the same percentage increase or decrease used to adjust overhead rates in Section III., Paragraph 1.A.(3).  Each year, the rate calculated shall be rounded to the nearest cent and shall be the rate in effect until the first day of April next year.  The rate shall be published each year by the Council of Petroleum Accountants Societies.

(2)	Material involving erection costs shall be charged at applicable percentage of the current knocked-down price of new Material.

3.	Premium Prices.

Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes, or other unusual causes over which the Operator has no control, the Operator may charge the Joint Account for the required Material at the Operator’s actual cost incurred in providing the Material, in making it suitable for use, and in moving it to the Joint Property; provided notice in writing is furnished to Non-Operators of the proposed charge prior to billing Non-Operators for the Material.  Each Non-Operator shall have the right, by so electing and notifying Operator within ten (10) days after receiving notice from Operator, to furnish in kind all or part of his share of the Material suitable for use and acceptable to Operator.

4.	Warranty of Material Furnished By Operator.

Operator does not warrant the Material furnished.  In case of defective Material, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.

V. INVENTORIES

The Operator shall maintain detailed records of Controllable Material.

1.	Periodic Inventories, Notice, and Representation.

At reasonable intervals, inventories shall be taken by Operator of the Joint Account Controllable Material.  Written notice of intention to take inventory shall be given by Operator at least thirty (30) days before any inventory is to begin so that Non-Operators may be represented when any inventory is taken.  Failure of Non-Operators to be represented at any inventory shall bind Non-Operators to accept the inventory taken by Operator.

2.	Reconciliation and Adjustment of Inventories.

Adjustments to the Joint Account resulting from the reconciliation of a physical inventory shall be made within six months following the taking of the inventory.  Inventory adjustments shall be made by Operator to the Joint Account for overages and shortages, but, Operator shall be held accountable only for shortages due to lack of reasonable diligence.

3.	Special Inventories.

Special inventories may be taken whenever there is any sale, change of interest, or change of Operator in the Joint Property.  It shall be the duty of the party selling to notify all other Parties as quickly as possible after the transfer of interest takes place.  In such cases, both the seller and the purchaser shall be governed by such inventory.  In cases involving a change of Operator, all Parties shall be governed by the inventory.

4.           Expense of Conducting Inventories.

A.	The expense of conducting periodic inventories shall not be charged to the Joint Account unless agreed to by the Parties.

B.
The expense of conducting special inventories shall be charged to the Parties requesting such inventories, except inventories required due to change of Operator shall be charged to the Joint Accounting.

EXHIBIT “D”

Insurance

Operator shall carry or provide the following insurance for the benefit and protection of the joint account.  The cost of this insurance shall be charged to the joint account:

1.           Workman’s Compensation and Employer’s Liability.  Operator shall obtain and maintain such coverage and in such amounts as may be required be the laws of the State of Utah or by any applicable Federal Statutes.

2.           Comprehensive General Liability Insurance.  Operator shall obtain a policy with limits for Each Occurrence of $1,000,000 and Aggregate General Limits of $2,000,000 and Umbrella Coverage of $2,000,000.

3.           Automobile Liability Insurance.  Operator shall obtain a policy with Limits for Each Occurrence of $500,000 and Aggregate Limits of $1,000,000.

With the exception of the foregoing insurance coverage, Operator shall not be responsible for obtaining nor be obligated to carry any other insurance for the Joint Account.  Any party may at its own expense, however, acquire such other insurance as it deems proper to protect itself against any claims, losses, damages, or destruction arising out of or relating to operations in the Contract Area.